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                                                                       EXHIBIT 5


                                LOCK-UP AGREEMENT


         THIS LOCK-UP AGREEMENT, dated as of June 7, 2002 (this "Agreement"), is made by and between NORTEL NETWORKS LLC, a Delaware limited liability company ("Nortel"), and LIBERTY ANTC, INC. (formerly known as TCI TSX, Inc.), a Colorado corporation ("Liberty").

         WHEREAS, pursuant to that certain Registration Rights Agreement dated as of August 3, 2001 (the "Nortel Registration Rights Agreement"), between Nortel and Arris Group, Inc., a Delaware corporation and successor in interest to ANTEC Corporation (the "Company"), Nortel has requested that the Company register 21,000,000 shares (the "Registered Shares") of Common Stock of the Company owned by Nortel pursuant to a Registration Statement on Form S-3 filed with the Securities and Exchange Commission on May 16, 2002 (the "Shelf Registration");

         WHEREAS, Liberty and the Company have entered into that certain Registration Rights Agreement dated as of October 29, 1996 (the "Liberty Registration Rights Agreement" and together with the Nortel Registration Rights Agreement, the "Registration Rights Agreements"); and

         WHEREAS, pursuant to the terms and conditions set forth herein, each of Nortel and Liberty has agreed to waive certain rights such party may have under their respective Registration Rights Agreements and to restrict the transfer of shares of Common Stock of the Company held by such party for a limited period of time.

         NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   SECTION 1

                               NORTEL OBLIGATIONS

         Section 1.1. Lock-Up Agreement. Subject to the satisfaction of the conditions set forth in Section 3 hereof, Nortel hereby agrees that, during the Restrictive Period (as defined below), except for sales of Registered Shares pursuant to the Shelf Registration (including, without limitation, sales made in connection with a firm commitment underwritten public offering of shares of Common Stock of the Company pursuant to a prospectus supplement filed in connection with the Shelf Registration (the "Underwritten Offering") (including any over-allotment shares)), it shall not (i) exercise its rights to register, including, without limitation, demand, piggy-back and incidental registration rights, any of its Registrable Shares (as defined in the Nortel Registration Rights Agreement) under the Nortel Registration Rights Agreement or (ii) sell, transfer or otherwise dispose of any shares of Common Stock of the Company held by Nortel pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the "1933 Act"). As used in this Agreement, the "Restrictive Period" shall mean the period commencing on the day that the Underwritten Offering is consummated through the earlier of:

                           (a)      July 31, 2003; and

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                           (b)      thirty (30) days following the consummation
of both (i) the refinancing, redemption or maturity of at least 66% of the original principal amount of those certain 4 1/2% convertible subordinated notes due 2003 issued by the Company (collectively, the "Notes") and (ii) the redemption by Arris Interactive (as defined below) of at least 66% of the original principal amount ($100,000,000) of Nortel's Class B Interest (the "Membership Interest") in Arris Interactive L.L.C., a Delaware limited liability company ("Arris Interactive"), plus the dividends accrued on such Membership Interest.

         Section 1.2. Purchasers of Registered Shares Outside the Underwritten Offering. Following the consummation of the Underwritten Offering, Nortel hereby further agrees to cause any transferee of the Registered Shares not sold by Nortel in the Underwritten Offering to be bound by the provisions of this Agreement to the same extent as Nortel as if such person had been an original signatory hereunder.

         Section 1.3. Option Agreement. In the event the Underwritten Offering is consummated by June 30, 2002, Nortel hereby agrees to enter into an option agreement with Arris Interactive whereby Arris Interactive shall have the right to redeem the Membership Interest from Nortel at specified discounts through June 30, 2003.

                                   SECTION 2

                               LIBERTY OBLIGATIONS

         Section 2.1. Lock-Up Agreement. Subject to the satisfaction of the conditions set forth in Section 3 hereof, Liberty hereby agrees that, during the Restrictive Period, it shall not (i) exercise its rights to register, including, without limitation, demand, piggy-back and incidental registration rights, any of its Registrable Shares (as defined in the Liberty Registration Rights Agreement) under the Liberty Registration Rights Agreement or (ii) sell, transfer or otherwise dispose of any shares of Common Stock of the Company held by Liberty pursuant to Rule 144 promulgated under the 1933 Act.

         Section 2.2. Waiver of Registration Rights. Upon the execution of this Agreement, Liberty shall immediately withdraw its request to register shares of Common Stock of the Company owned by Liberty in connection with the Underwritten Offering, not exercise any and all registration rights with respect thereto, and, until the earliest of (i) June 30, 2002, (ii) the termination of the Underwritten Offering or (iii) the consummation of the Underwritten Offering, not exercise any further registration rights, including, without limitation, demand, piggy-back and incidental registration rights, it may have with respect to its Registrable Shares.

                                   SECTION 3

                                   CONDITIONS

         The restrictions set forth in Sections 1.1 and 2.1 of this Agreement shall not be effective unless and until the following conditions have been met:
(i) the Underwritten Offering shall have been consummated by June 30, 2002; (ii) Nortel and the Company shall have agreed to amend


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that certain Amended and Restated Investor Rights Agreement dated as of April 9,
2001, as amended by the First Amendment to Amended and Restated Investor Rights Agreement dated as of August 3, 2001, among Nortel, the Company and Nortel Networks Inc.; and (iii) Nortel shall have entered into an option agreement with Arris Interactive whereby Arris Interactive shall have the right to redeem the Membership Interest from Nortel at specified discounts through June 30, 2003.


                                    SECTION 4

                                  MISCELLANEOUS

         Section 4.1. Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or three business days after being mailed by registered or certified mail (return receipt requested) or one business day after being delivered by overnight courier to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto:

                           if to Investor:

                                    Nortel Networks LLC
                                    200 Athens Way
                                    Nashville, TN 37228
                                    Attn: Legal Department
                                    Facsimile: (615) 432-4067

                                    and with a copy to:

                                    Nortel Networks Inc.
                                    2221 Lakeside Blvd.
                                    Richardson, TX 75082
                                    Attn:  Robert Fishman
                                    Facsimile: (972) 684-3888

                                    and

                                    Nortel Networks Limited
                                    8200 Dixie Road
                                    Suite 100
                                    Brampton, Ontario, Canada L6T 5P6
                                    Attn:  Craig Johnson
                                    Facsimile:

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                           if to Liberty:

                                    Liberty ANTC, Inc.
                                    c/o Liberty Media Corporation
                                    12300 Liberty Boulevard
                                    Englewood, CO 80112
                                    Attn:  General Counsel
                                    Facsimile: (720) 875-5382

                                    and with a copy to:

                                    Baker Botts L.L.P.
                                    30 Rockefeller Center, 44th Floor
                                    New York, NY 10112
                                    Attn:  Thomas D'Ambrosio
                                    Facsimile:  (212) 408-2500

         Section 4.2. Entire Understanding; Amendment. This Agreement sets forth the entire agreement between the parties hereto with respect to the matters provided herein. Any provision of this Agreement may be amended or modified in whole or in part at any time by an agreement in writing between the parties hereto.

         Section 4.3. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original but all of which when taken together shall constitute one and the same instrument.

         Section 4.4. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, without regard to the conflict of law principles thereof.

         Section 4.5. Specific Performance. Each party hereto acknowledges that, in view of the uniqueness of the transactions contemplated by this Agreement, the other party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms. Accordingly, each party hereby agrees that the other party shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

         Section 4.6. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as it is enforceable.

         Section 4.7. No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the parties to this Agreement and their respective successors and permitted assigns.

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



         IN WITNESS WHEREOF, this Agreement has been executed on behalf of the parties hereto by their respective duly authorized officers, all as of the date first above written.


                                  NORTEL NETWORKS LLC



                                  By: /s/ Deborah J. Noble
                                     ------------------------------
                                       Name: Deborah J. Noble
                                       Title: Assistant Secretary


                                  LIBERTY ANTC, INC.


                                  By: /s/ Elizabeth M. Markowski
                                     ------------------------------
                                       Name: Elizabeth M. Markowski
                                       Title: Senior Vice President


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